Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-140286 and No. 333-199510) and Form S-8 (No. 333-123984, No. 333-150778, No. 333-172289, No. 333-188719, No. 333-197843, No. 333-204172 and No. 333-211649) of Revolution Lighting Technologies, Inc. of our reports dated March 9, 2017 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Revolution Lighting Technologies, Inc. appearing in this Annual Report on Form 10-K of Revolution Lighting Technologies, Inc. for the year ended December 31, 2016.

/s/ RSM US LLP

Stamford, Connecticut
March 9, 2017